UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Genzyme Corporation
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GENZYME CORPORATION 500 Kendall Street Cambridge, MA 02142 (617) 252 7500

May 12, 2008

Genzyme Shareholders:

The May 22, 2008 Annual Meeting of Shareholders is just two weeks away.  This is a reminder to you that if you have not yet voted your proxy, please do so as soon as possible.  Your vote is important to us, and we want to be sure it is received in time to be counted.

Annual Meeting Information

Genzyme’s Annual Meeting of Shareholders will be held at 2 p.m. EDT on Thursday, May 22, 2008 at Le Meridien Cambridge, 20 Sidney Street, Cambridge, Massachusetts.

Proposals/Vote Recommendation

We are requesting your support in voting FOR the following ballot proposals:

The re-election of five directors for one-year terms.  Our directors bring an extensive background and years of experience to our board.  They are each committed to being actively involved in overseeing the company’s strategies and operations.  Our corporate governance standards state that absent compelling and stated reasons, directors who attend fewer than 75% of regularly scheduled board and committee meetings in each of two consecutive years should not be nominated for re-election when their current term expires.  Our board meeting schedules are set well in advance in order to give board members time to arrange their schedules to meet their commitment to the company.  Unscheduled meetings, which can be called on little or no notice as business demands, present a scheduling challenge.  All of our board members try to accommodate the sometimes dynamic nature of our business needs.

Of the five directors standing for re-election, while Mr. Syron attended 80% of all regularly scheduled meetings in 2007, which exceeds our required minimum attendance threshold for re-nomination, we had a number of special meetings during the year and he did not attend all of those meetings.  As a result, Mr. Syron attended fewer than 75% of all meetings of the board and committees of the board on which he served in 2007.  Mr. Syron also serves as Chairman and CEO of Freddie Mac, the second largest source of mortgage financing in the United States.  During a time of unprecedented turmoil in the credit markets, Mr. Syron found it difficult in 2007 to accommodate our need for several unscheduled board meetings.  During 2006, Mr. Syron attended 93% of all meetings of the board and all committees on which he served.  In addition, Mr. Syron has informed Freddie

Mac of his intention to retire from Freddie Mac in 2009, which should alleviate some of his scheduling conflict in the future.  In light of these circumstances, and in light of the substantial contribution that we believe Mr. Syron makes to our board meetings, we ask for your support to re-elect Mr. Syron at this year’s annual meeting.

For the reasons stated above, we urge shareholders to support the re-election of all five nominees to the board at this year’s annual meeting.

•                  An amendment to our 2004 Equity Incentive Plan.  We have asked shareholders to fund this plan annually since 2004, and this year we are asking for your support to increase the number of shares authorized for issuance under the plan by 2,250,000 shares.  This is 64% of the number of shares we requested last year.  Total awards granted in 2007 were 47% of the total number of grants in 2004.  During this same period, our employee population has increased 79%.  In 2007, we implemented the use of restricted stock units (RSUs), which is helping us to manage shareholder dilution while enabling us to continue to provide a broad-based award program for our employees.

•                  An amendment to our 2007 Director Equity Plan.  At the 2007 annual meeting, shareholders approved a new equity plan for directors.  The approved plan provides for the grant of restricted stock and RSUs, however, it does not specify the number of awards to be made as restricted stock or RSUs under the automatic grant provisions of the plan.  Currently, the plan provides for the grant of 15,000 stock options to each non-employee director at each annual meeting.  The changes we are proposing will provide for the grant of 7,500 stock options and 2,500 restricted stock units at each annual meeting.  These changes are similar to the approach to granting equity for employees, and also result in less shareholder dilution.

•                  Ratification of our audit committee’s selection of independent auditors for 2008.

For more detailed information about each proposal, voting instructions, or the annual meeting, please refer to the proxy statement that has previously been delivered to you.  If you have not yet voted, please do so TODAY by telephone, by the Internet, or by signing and returning the enclosed voting form in the postage-paid envelope provided.  Whatever method you choose, we thank you for participating in this year’s proxy process.

If you have any questions about, or need assistance with, voting your proxy, please contact our proxy solicitor, Innisfree M&A Incorporated at (888) 750-5834 or the Genzyme Shareholder Relations department at (617) 768-6686.